Exhibit 10.8

Summary of BSPCE Plan

Similar to share options, employee warrants, or BSPCEs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. Employee warrants may only be issued by growth companies meeting certain criteria. There is no legal limitation to the size of the employee warrant pool under French law.

Administration. Pursuant to delegations granted at our annual shareholders’ meeting our board of directors determines the recipients, dates of grant and exercise price of employee warrants, the number of employee warrants to be granted and the terms and conditions of the employee warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of employee warrants after the termination of the employment agreement.

Employee Warrants. Our employee warrants granted prior to November 2010 were generally granted subject to a three-year vesting schedule under which one-third (1/3) of the employee warrants vest upon the first anniversary of grant and 1/12th at the expiration of each quarter thereafter, subject to continued service. Our employee warrants granted since November 2010 were generally granted subject to a four-year vesting schedule under which one-fourth (1/4) of the employee warrants vest upon the first anniversary of grant and 1/16th at the expiration of each quarter thereafter, subject to continued service. In each case, any warrant which is not exercised before the tenth anniversary of the date of grant will automatically lapse. The term of each employee warrant is ten years from the date of grant or, in the case of death or disability of the beneficiary during such ten-year period, six months from the death or disability of the beneficiary in accordance with French law. Unless a longer period is specified in the notice of grant or otherwise resolved by the board of directors, an employee warrant shall remain exercisable for one month following a beneficiary’s termination of continuous status with the Company.

Employee warrants are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the beneficiary, only by the beneficiary.

Change in Control. Employee warrants granted prior to March 2011 provide that in the event of a change in control, as defined in the relevant grant documents, occurring after the first anniversary of the date of grant, unvested warrants will automatically vest in full. Employee warrants granted since March 2011, other than the employee warrants vesting upon completion of this offering as described below, provide that unvested warrants will only accelerate in case of a change in control at any time (whether prior to or after the first anniversary of grant) if the acquirer or the successor corporation does not agree to assume or substitute equivalent rights for the outstanding employee warrants.

Initial Public Offering. The employee warrants granted to the three founders of the Company in October 2012 for an aggregate of 644,224 ordinary shares will vest in full upon completion of our initial public offering provided that the offering is completed on or before October 31, 2013.